Exhibit 3.6

                        CERTIFICATE OF AMENDMENT OF THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                          GULFPORT ENERGY CORPORATION

     Gulfport Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST:  The  name  of  the  Corporation  is  Gulfport  Energy  Corporation.

     SECOND: The Corporation hereby reduces its authorized Common Shares from 250,000,000 to 15,000,000 par value $.01.

     THIRD: The foregoing amendments were declared advisable and proposed to the corporation's stockholders by resolutions adopted by unanimous written consent of the Board of Directors dated June 29, 1999.

     FOURTH: That in lieu of a meeting and vote of stockholders the holders of a majority of the issued and outstanding voting capital stock of the Corporation have each given their respective written consent to the foregoing amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     FIFTH: That the foregoing amendments were duly adopted in accordance with the applicable provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

     SIXTH:  This  Amendment  shall  be  effective  as  of  March  31,  1999.

     IN WITNESS WHEREOF, Gulfport Energy Corporation has caused this Certificate of Amendment to be signed, on its behalf, by Mark Liddell, its President, this 12th day of November, 1999.

                              GULFPORT  ENERGY  CORPORATION



                              By:/s/  Mark  Liddell
                                 --------------------------------
                                 Mark  Liddell,  President